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                                                                     EXHIBIT 8.2

    [Form of Closing Opinion of Briggs and Morgan, Professional Association]

      , 2001

Board of Directors
Guild.com, Inc.
Suite 3
931 East Main Street
Madison, WI 53703

  RE: Certain Federal Income Tax Consequences Relating to the Acquisition of
     Guild.com, Inc. by Ashford.com, Inc.

   We are rendering this opinion to you at your request and in our capacity as tax counsel to Guild.com, Inc. ("Company"), in connection with the acquisition of the Company by Ashford.com, Inc. ("Parent") by means of a merger of Ashford-Guild Art Corporation ("Merger Sub"), a wholly-owned subsidiary of Parent (the "Merger"), with and into the Company pursuant to that certain Agreement and Plan of Reorganization dated January 3, 2001, by and among Company, Parent and Merger Sub ("Agreement"). The Merger is further described in the Registration Statement of Parent on Form S-4 filed with the Securities and Exchange
Commission on           , 2001, in connection with the Merger ("Registration
Statement"). Terms used but not defined herein, whether capitalized or not, will have the same meaning ascribed to them in the Agreement.

   For purposes of this opinion, we have examined the Agreement, the Registration Statement and such documents and questions of law as we have considered necessary or appropriate. In connection with the opinion set forth below, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger will be consummated in the manner and in accordance with the terms described in the Agreement and the Registration Statement, (iii) that the representations made in the Agreement and the representations of the officers of Parent (together with Merger Sub) and the Company in certificates dated the date hereof are accurate and complete, (iv) that all representations of any person or party made in any of the documents referred to herein "to the knowledge of," or similarly qualified, are, and will be, true and correct as if made without such qualification, (v) that all matters with respect to which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding, or agreement, there is in fact no such plan, intention, understanding, or agreement, (vi) the Merger will be reported by Parent, Merger Sub and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below, and (vii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware. In addition, we have undertaken no independent investigation with regard to the facts set forth in the Registration Statement.

   Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the Merger will be a "reorganization" as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, the Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such
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change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

   We do not express any opinion or view herein regarding the separate tax consequences, if any, to the holders of Company Capital Stock who receive cash or other property in addition to the shares of common stock of Parent in connection with the Merger.

   Therefore, nothing contained herein should be interpreted as an opinion, either express or implied, regarding such related transactions or subsequent mergers.

                                    CONSENT

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of which the Proxy Statement/Prospectus is a part and to the references to our firm in the Proxy Statement/Prospectus.

                                          Very truly yours,

                                          BRIGGS AND MORGAN,
                                          Professional Association